NATIONAL PENN BANCSHARES, INC.

                              AMENDED AND RESTATED
                           DIVIDEND REINVESTMENT PLAN

         1. The purpose of the National Penn Bancshares, Inc. (the "Company") Dividend Reinvestment Plan (the "Plan") is to provide holders of record and beneficial holders of the Company's Common Shares (the "Shares") the opportunity to reinvest their dividends in Shares.

         2. The Company hereby appoints Mellon Bank, N.A. (the "Administrator") as Plan administrator and, by executing this Plan below, the Administrator hereby accepts its appointment as administrator and agrees to the terms and conditions of the Plan set forth herein. The Company may terminate the Administrator's appointment at any time and appoint in its place another corporation or bank to serve as Plan administrator.

         3. Holders of record of Shares desiring to participate in the Plan must submit a properly signed Authorization Form to the Administrator in the form required by the Administrator. Beneficial holders of Shares desiring to participate in the Plan must either become shareholders of record by having shares transferred into their own names or arrange with the record holders (e.g., a broker or bank nominee) to participate in the Plan on their behalf. A shareholder of record or a beneficial holder must own fifty (50) or more Shares in order to participate in the Plan. Such Shares may be held (a) in certificate form, (b) in an account established under the Plan, (c) on his behalf by a record holder, or (d) in a combination of (a) and (b).

         4. An applicant's participation in the Plan will begin on the first dividend record date after the Administrator receives the participant's Authorization Form or after completion of other arrangements by a record holder satisfactory to the Company and the Administrator, if the fifty (50) Share participation requirement is then met.

         5. Pursuant to a participant's authorization, the Company will pay dividends on Shares held of record by the participant and on Shares held by the Administrator under the Plan directly to the Administrator. As agent for the participants, the Administrator will apply such dividends, and any cash proceeds of fractional Shares resulting from stock dividends, to the purchase of whole and fractional Shares from the Company for participants' accounts. Such shares may be authorized but unissued Shares or Shares held by the Company as treasury stock, as the Company shall elect. The price of Shares purchased from the Company will be equal to the fair market value (as defined in Section 6 hereof) of such Shares on the dividend payment date.


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         6.  The  "fair  market  value"  of a  Share  as of any  date  shall  be determined:

         (a) based on the average of the highest and lowest sale prices of a Share on the given date, as reported on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market and published in The Wall Street Journal,

         (b) if no sale prices are reported for the given date, based on the weighted average of the means between the highest and lowest sale prices on the nearest date before and the nearest date after the given date, as reported on Nasdaq,

         (c) if the Shares are listed on a stock exchange, based on the average of the highest and lowest sale prices of a Share on the given date, as reported in The Wall Street Journal, or

         (d) if the Shares are not listed on Nasdaq or on a stock exchange, by the Company in its sole discretion.

If a dividend payment date falls on a Saturday, Sunday or holiday, fair market value of a Share will be determined as if the dividend payment date had fallen on the preceding Friday or business day, as the case may be.

         7. The Company reserves the right to direct the Administrator from time to time to purchase Shares under the Plan in the open market, including in privately negotiated transactions (collectively, "open market purchases"). Open market purchases may begin four business days before the dividend payment date and shall be completed as soon as practical but in no circumstances later than 30 days after such date. The purchase price to participants for Shares acquired through open market purchases will be the cost (including brokerage commission) to the Administrator of such purchases. Where any Shares are acquired in open market purchases, no Shares shall be allocated to participants' accounts until the date on which the Administrator has acquired sufficient Shares from the Company and/or through open market purchases to cover the quarterly purchases for all participants in the Plan. In such event, the purchase price to all participants shall be based on the weighted averages of the prices of all Shares acquired from the Company and/or through open market purchases.

         8. All shares purchased by the Administrator for Plan accounts shall be held in its name or in the name of its nominee.

         9. As soon as practicable after the quarterly purchase or purchases are completed, the Administrator shall send each participant (excluding persons participating through arrangements made by record holders on their behalf) a statement confirming the purchases for the participant's account and containing other information, including total Shares held by the Administrator in

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the account as of the preceding dividend record date, dividends received, amount invested, brokerage commissions charged, additional Shares purchased, and the price per Share. No certificate will be issued to a participant for the Shares purchased and held in his account unless such participant so requests in writing or until such participant's account is terminated. Any such request must be submitted to the Administrator in writing after the Shares have been purchased. No certificates for fractional Shares will be issued.

         10. A Plan participant may deposit certificates for Shares registered in his name with the Administrator for safekeeping. A participant who desires to do so must complete the appropriate box on an Authorization Form and submit the properly signed Form to the Administrator together with the certificates for the Shares and payment of a service fee in such amount as shall be agreed upon from time to time by the Company and the Administrator.

         11. The Administrator shall charge a service fee at the time a participant's account is terminated and at the time of each issuance of stock certificates requested by the participant. Such service fee shall be in such amount as shall be agreed upon from time to time by the Company and the Administrator.

         12. The Administrator shall forward proxies to Plan participants (excluding persons who also hold Shares of record or who are participating through arrangements made by record holders on their behalf, all of whom will receive proxies through other means) for Shares held under the Plan and will vote any Shares that it holds for such a participant's account in accordance with the participant's written instructions. If such a participant does not return a proxy, such Shares will not be voted.

         13. At a participant's request and upon receipt of written instructions and documentation satisfactory to the Administrator, the Administrator shall transfer to a person designated by a participant, or sell on a participant's behalf, all or any portion of the whole number of Shares credited to the participant's Plan account. In the event of any such transfer, the Administrator shall send the transferee a certificate issued by the Company for the transferred Shares. Any such sale may be effected by the Administrator in any manner deemed to be reasonable and appropriate by the Administrator. At the Administrator's sole option and discretion, the Administrator may aggregate Shares to be sold on behalf of various Plan participants, sell any such Shares through a broker of its choosing (the Administrator being authorized to effect sales of Shares through brokerage services provided by the Administrator or one of its affiliates) or in a negotiated transaction without a broker (including a sale to the Company), and the Administrator may purchase any such Shares on behalf of other Plan participants. Any sale to the Company or purchase by the Administrator on behalf of Plan accounts shall be made at fair

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market  value (as  defined in Section 6 hereof) on the date of the  transaction.
Following any sale on behalf of a participant, the Administrator shall issue to the selling participant a check in an amount equal to his proportionate share of the net proceeds of such sale (after the deduction of brokerage commissions and other sale costs, if any, paid or incurred by or payable by the Administrator).

         14. A participant may terminate his participation in the Plan at any time by giving written notice of termination to the Administrator. Dividends corresponding to a record date occurring after the Administrator receives such notice shall be sent directly to the former participant. The Administrator, at the direction of the Company, may terminate a participant's participation in the Plan at any time by mailing or otherwise delivering written notice of termination to the participant. Within two weeks after termination of an account, the Administrator shall send the participant certificates issued by the Company for the whole Shares in such participant's account, unless the former participant shall have requested sale or transfer of such Shares by the Administrator pursuant to and in accordance with the requirements of Section 13 hereof. In every case of termination, the Administrator shall convert the participant's interest in fractional Shares to cash by the sale of such interest in the open market. If a participant disposes of all Shares registered in such participant's name on the books of the Company, the Administrator shall continue to reinvest the dividends on Shares held in the participant's account (if the fifty (50) Share participation requirement continues to be met) unless the Company shall direct the Administrator to terminate such participant's account.

         15. All notices to the Administrator shall be addressed to:

                  ChaseMellon Shareholder Services, L.L.C.
                  Investment Services
                  P.O. Box 3338
                  South Hackensack, NJ 07606-1938

         16. Any Shares distributed by the Company on account of stock dividends or splits on Shares held by the Administrator for a participant shall be credited to the participant's account. In the event the Company makes available to its shareholders rights to purchase additional Shares or any other securities, or if any party makes a tender offer for Shares, each participant shall receive directly any such rights or offer.

         17. Neither the Administrator nor the Company shall be liable hereunder for any act performed by it in good faith or for any good faith omission to act, including without limitation any claims of liability:


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         (a) arising out of failure to terminate the participant's  account upon the participant's death or judicially determined incapacity prior to receipt of notice in writing of such death or incapacity, or

         (b) with respect to the prices at which Shares are purchased for or sold from a participant's account, the times such purchases or sales are made, and the parties from whom such Shares are purchased or to whom such Shares are sold.

         18. The terms and conditions of this Plan shall be governed by the laws of the Commonwealth of Pennsylvania and the rules and regulations of the Securities and Exchange Commission. The Company reserves the right to alter the terms and conditions of this Plan or to terminate this Plan at any time upon written notice thereof sent to each participant.

         The foregoing Plan was amended and restated by the Board of Directors of National Penn Bancshares, Inc. on August 25, 1999, effective September 1, 1999.


                                    /s/ Sandra L. Spayd
                                    -----------------------------
                                        Secretary

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